Exhibit 99.1

	Contact:	Ralph Finkenbrink Sr. Vice President, CFO Ph # - 727-726-0763	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial, Inc. Declares Cash Dividend

Clearwater, Florida, - August 30, 2011: Nicholas Financial, Inc. Nasdaq: NICK announced today that its Board of Directors has declared a cash dividend of $.10 per share on its common stock, to be paid on September 20, 2011 to shareholders of record as of September 13, 2011.

Peter L. Vosotas, Chairman and CEO noted, “Our capital position and continued confidence in our earnings capability played a large part in the Board of Director’s decision to declare a cash dividend”. Subject to market conditions and profitability targets, the Company anticipates it will continue to declare quarterly cash dividends in the future, however no assurances can be given. In the fiscal year ended March 31, 2011 we reported earnings of $1.41 per share. In the first quarter of our 2012 fiscal year which ended June 30, we reported earnings of $0.44 per share.

The Company reported record 1st quarter revenues and earnings. Please refer to:

July 27, 2011 Earnings Release

Form 10-Q for the quarter ended June 30, 2011.

Nicholas Financial, Inc is one of the largest publically traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 12,000,000 shares of common stock outstanding. For an index of Nicholas Financial’s news releases and public filings please visit our web site at www.nicholasfinancial.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2011. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

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